Exhibit 99.1

IEG Holdings Corporation Announces Mr. Amazing Loans Record Monthly and Quarterly Loan Volumes

IEG Holdings breaks $9 million US cumulative loan volume level and plans further aggressive international and domestic expansion over the next 12 months

Las Vegas, Nevada – [07/01/15] – IEG Holdings Corporation (OTCQB: IEGH) announced today that monthly loan volumes hit a record of $1,075,000 and quarterly loan volumes hit a record of $2,685,000 in Q2 2015. Since launching online lending in July 2013, cumulative loan volume has increased by 3,733% from $237,000 to $9,084,023 as of June 30, 2015. The rapid loan volume growth is being driven by the online lending website, www.mramazingloans.com, joint venture arrangements with low acquisition cost lead sources and continued state license expansion. Management aims for IEGH to be in a position to offer loans in 25 US states by late 2015, covering approximately 250 million people and representing 80% of the US population.

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About IEG Holdings Corporation

IEG Holdings Corporation (OTCQB: IEGH) provides online unsecured consumer loans under the brand name “Mr. Amazing Loans” via its website, www.mramazingloans.com, in 13 states. The Company offers $5,000 loans over a term of five years at a 23.9% to 29.9% APR. IEG Holdings plans future expansion internationally to Canada, Philippines and India. For more information about the Company, visit www.investmentevolution.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical facts included in this press release are forward-looking statements. In some cases, forward-looking statements can be identified by words such as “believe,” “expect,” “anticipate,” “plan,” “potential,” “continue” or similar expressions. Such forward-looking statements include risks and uncertainties, and there are important factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. These factors, risks and uncertainties are discussed in the Company’s registration statement on Form S-1, as amended, as updated from time to time in our filings with the Securities and Exchange Commission. Investors should not place any undue reliance on forward-looking statements since they involve known and unknown, uncertainties and other factors which are, in some cases, beyond the Company’s control which could, and likely will, materially affect actual results, levels of activity, performance or achievements. Any forward-looking statement reflects the Company’s current views with respect to future events and is subject to these and other risks, uncertainties and assumptions relating to operations, results of operations, growth strategy and liquidity. The Company assumes no obligation to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

Contact:

Paul Mathieson – IEG Holdings Corporation Chairman/CEO and Founder

info@investmentevolution.com

+1-702-227-5626